Exhibit 10a(5)

KEY EXECUTIVE SEVERANCE PLAN OF

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Amended effective December 15, 2025

ARTICLE I

PURPOSE OF THE PLAN

1.1
Purpose. The Key Executive Severance Plan of Public Service Enterprise Group Incorporated (“Plan”) is maintained by the Company to provide severance benefits to certain key executive-level employees of the Company and its affiliates whose employment is terminated under the circumstances described herein.

1.2
Amendments.

The Plan has been amended numerous times since its inception. Refer to the Plan document dated November 18, 2024 for the amendment history prior to that date.

The Plan was amended effective November 18, 2024 to: (i) update the positions eligible for inclusion on Schedule A to include designated Section 16 Officer positions, except for an officer currently on Schedule B; and (ii) rename “Class” to “Schedule” to align with referenced terms of Schedule.

The Plan is being amended December 15, 2025, except as otherwise indicated, to (i) remove historical references, (ii) reflect the merger of the Pension Plan and Pension Plan II, (iii) add language reflecting the Core Contribution / 401(k) Program, (iv) change the timing of the payment of the incentive award, (v) provide benefits to Participants who elect the Core Contribution / 401(k) Program upon a Change in Control, (vi) provide Participants with a “best-net” benefits approach to the calculation of severance benefits to avoid excessive excise tax payments, and (vii) make administrative clarifications.

This amended and restated Plan document supersedes and replaces all prior Plan documents and applies to any termination of employment that occurs on or after the Effective Date.

ARTICLE II

DEFINITIONS

2.1
“Accrued Obligation” shall have the meaning set forth in Sections 4.2 and 5.2 of the Plan.

2.2
“Affiliate” means any corporation, trade or business if it or the Company are members of a controlled group of corporations, are under common control or are members of an affiliated service group within the meanings of Sections 414(b), 414(c) and 414(m), respectively, of the Code. The term “Affiliate” shall also include any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

2.3
“Annual Base Salary” means the annual rate of base salary payable to a Participant for services performed for an Employer, as in effect immediately prior to the Participant’s Date of Termination.

2.4
“Benefits 2000 Participant” means a Participant who is a participant in the Public Service Enterprise Group Incorporated Benefits 2000 Health and Welfare Benefits Plan.

2.5
“Board” means the board of directors of the Company.

2.6
“Cause” means:

(a)
For purposes of Article IV and Article V:
(i)
Misconduct, gross negligence, theft, or fraud against the Company, including an isolated incident that is determined by the Committee’s delegate to be material misconduct or material gross negligence;
(ii)
For “Performance Reasons,” as defined in Section 2.24 of the Plan;
(iii)
Material violation of the Standards of Conduct or other Company policy;
(iv)
Insubordination, including an isolated incident that is determined by the Committee’s delegate to be material insubordination;
(v)
One or more significant acts of dishonesty;
(vi)
Any act that is likely to have the effect of injuring the reputation, business, or business relationship of, the Company, its Board of Directors, Officers, or employees, or its affiliates or subsidiaries;
(vii)
Violation of any fiduciary duty, including an isolated incident that is determined by the Committee’s delegate to be a material violation;
(viii)
Breach of any duty of loyalty including an isolated incident that is determined by the Committee’s delegate to be a material breach;
(ix)
Any breach of the restrictive covenants contained in the Plan or the release of claims described in Section 3.3;
(x)
One or more acts of moral turpitude that constitute a violation of applicable law (included but not limited to a felony);
(xi)
Conviction of a felony or plea of nolo contendere to a felony charge;
(xii)
Pattern of behaviors that fail to meet the Company’s expectations described in “PSEG Values, Behaviors, and Leadership Competencies;” or
(xiii)
Any other reason determined to be Cause by the Chief Executive Officer of the Company.

2.7
“Change in Control” means the occurrence of any of the following events:

(a)
Any “person” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner within the meaning of Rule 13d-3 under the Exchange Act (a “Beneficial

Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)
The following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)
There is consummated a merger or consolidation of the Company or any direct or indirect wholly-owned subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of its Affiliates, at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(d)
The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.8
“Schedule A Participant” means a Participant designated as a Schedule A Participant by the Committee.

2.9
“Schedule B Participant” means a Participant designated as a Schedule B Participant by the Committee.

2.10
“Schedule C Participant” means a Participant designated as a Schedule C Participant by the Committee.

2.11
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.12
“Committee” means the Organization and Compensation Committee of the Board or any successor of such Committee.

2.13
“Company” means Public Service Enterprise Group Incorporated and any successors thereto.

2.14
“Confidential Information” means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Company or any of its Affiliates, including but not limited to information, knowledge or data related to business strategies, plans and financial information, mergers, acquisitions or consolidations, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Company or its Affiliates has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such confidential information, knowledge or data is oral, written or electronically recorded or stored, except information in the public domain, information known by the Participant prior to employment with an Employer, and information received by the Participant from sources other than the Company or its Affiliates, without obligation of confidentiality.

2.15
“Date of Termination” means, provided that the termination constitutes a Separation from Service, (i) the date of a Participant’s death, (ii) the date on which the termination of the Participant’s employment by an Employer for Cause or without Cause, or (iii) the date on which the Participant terminates employment for Good Reason or without Good Reason, including Retirement and Disability.

2.16
“Disability” means (i) if the Participant is a participant in the Final Average Pay

Component of the Pension Plan, the Participant is eligible for a disability pension benefit; or (ii) if the Participant is a participant in the Cash Balance Component of the Pension Plan or elected the Core Contribution/401(k) Program, the Participant is receiving benefits from the Company’s long-term disability plan.

2.17
“Eligible Employee” means an individual who is designated as such in accordance with

Section 3.1. An Eligible Employee shall not include a project employee.

2.18
“Effective Date” of the amendment and restatement is December 15, 2025.

2.19
“Employer” means the Company and each Affiliate, and any successors thereto.
2.20
“Good Reason” means:

(a)
Any material reduction in the Participant’s Annual Base Salary, Target Bonus or Target Long-Term Incentive, other than reductions pursuant to a broad-based compensation reduction program or policy affecting the Participant and all similarly situated employees of the Employer;

(b)
Any material adverse change in the Participant’s title, authority, duties, or responsibilities or the assignment to the Participant of any duties or responsibilities inconsistent in any respect with those customarily associated with the position of the Participant immediately prior to the Change in Control for purposes of Article V;

(c)
The failure of any successor to the Company to assume this Plan in accordance with Section 11.5(b);

(d)
Where the only comparable position offered to the Participant within the Employer following a Change in Control would otherwise meet the requirements of Subsections (a) and (b) of this Section 2.20 of the Plan, but would require the Participant to increase their one-way commuting distance from their principal residence by more than 50 miles; or

(e)
Any other material breach of the terms of the Plan by the Company that either is not taken in good faith or, even if taken in good faith, is not remedied by the Company promptly after receipt of notice thereof from the Participant.

Notwithstanding the forgoing, for purposes of the Plan, the termination of a Participant’s employment with an Employer shall not be deemed to be for Good Reason unless such termination is affected in accordance with the following procedures. The Participant shall give the Employer a written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific acts or omissions of the Employer that constitute Good Reason and the specific provision(s) of the Plan on which the Participant relies. Unless the Committee determines otherwise, a Notice of Termination for Good Reason by the Participant must be made within 60 days after the Participant first has actual knowledge of the act or omission (or the last in a series of acts or omissions) that the Participant alleges to constitute Good Reason, and the Employer shall have 30 days from the receipt of such Notice of Termination for Good Reason to cure the conduct cited therein. A termination of employment by the Participant for Good Reason shall be effective on the final day of such 30-day cure period unless prior to such time the Employer has cured the specific conduct asserted by the Participant to constitute Good

Reason to the reasonable satisfaction of the Participant.

For purposes of the Plan, a Participant’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is decided to be unreasonable by the Committee or its delegate pursuant to Article IX.

2.21
“Nonqualified Plan” means the Retirement Income Reinstatement Plan for Non-Represented Employees of Public Service Enterprise Group Incorporated.

2.22
“Participant” means an Eligible Employee who has been designated by the Committee to participate in the Plan.

2.23
“Pension Plan” means the retirement plan in which the Participant participates, which is either the Pension Plan of Public Service Enterprise Group Incorporated or Pension Plan of Public Service Enterprise Group Incorporated II. Effective January 1, 2026, Penson Plan shall mean the Pension Plan of Public Service Enterprise Group Incorporated.

2.24
“Performance Reasons” means the Participant’s failure meet the expectations established for such Participant’s function in the Company as: (i) communicated to the Participant by their manager during any performance review, or (ii) may be communicated to the Participant otherwise by their manager from time to time either orally or in writing.

2.25
“Plan” means this Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as set forth herein and as may be amended, modified or supplemented from time to time.

2.26
“Primary Work Location” means the main PSEG work location where those in onsite and hybrid fixed, or hybrid flexible roles are assigned to report.
2.27
“Prior Equity Awards” means outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance shares units.

2.28
“Retiree Medical Plan” means the Public Service Enterprise Group Incorporated Medical Benefits Plan for Retired Employees.

2.29
“Retirement” means a Separation from Service after the Participant has satisfied the eligibility requirements for early or normal retirement under the terms of the Pension Plan in which the Participant participates, or age 55 and 5 years of service for a Participant who elected the Core Contribution/401(k) Program. Notwithstanding the foregoing, for the purposes of determining benefit entitlements under Article V of the Plan, Retirement shall not include any termination by an Employer without Cause or voluntary termination by the Participant for Good Reason that occurs on a date on which the Participant is Retirement eligible.

2.30
“Selectline Participant” means a Participant who is a participant in the Public Service Enterprise Group Incorporated Selectline Benefits Plan.

2.31
“Separation from Service” shall be deemed to have occurred if a Participant and the Company or any Affiliate reasonably anticipates, based on the facts and circumstances, that either:

(a)
The Participant will not provide any additional services for the Company or an Affiliate after a certain date; or

(b)
The level of bona fide services performed by the Participant after a certain date will permanently decrease to no more than 50 percent of the average level of bona fide services performed by the Participant over the immediately preceding 36 months.

If a Participant is absent from employment due to military leave, sick leave or any other bona fide leave of absence authorized by the Company or an Affiliate and there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate, a Separation from Service will not occur until the later of: (i) the first date immediately following the date that is six months after the date that the Participant was first absent from employment; or (ii) the date the Participant no longer retains a right to reemployment, to the extent the Participant retains a right to reemployment with the Company or any Affiliates under applicable law or by contract. If a Participant fails to return to work upon the expiration of any military leave, sick leave or other bona fide leave of absence where such leave is for less than six months, the Separation from Service shall occur as of the date of the expiration of such leave, unless a greater period is provided for under applicable law.

2.32
“Specified Employee” means any individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company at any time during the 12-month period ending on each December 31 (the “identification date”). If an individual is a key employee as of an identification date, the individual shall be treated as a Specified Employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.

2.33
“Target Bonus” means the Participant’s target annual bonus, if any, under the applicable annual incentive compensation plan of the Company for the fiscal year in which the Date of Termination occurs.

2.34
“Target Long-Term Incentive” means the Participant’s target long-term incentive award, if any, under the applicable long-term incentive compensation plan of the Company.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1
Eligible Employees. Eligibility to participate in the Plan shall be limited to certain key executives of an Employer who (a) are not parties to individual employment, severance or change in control agreements that provide for severance benefits, and (b) are designated, by duly adopted resolution of the Committee, as Eligible Employees.

3.2
Participation. An employee who becomes an Eligible Employee on or after January 1, 2014, shall be referred to as a Schedule C Participant. However, if an Eligible Employee is newly hired or promoted into a company designated Section 16 Officer position, except for an officer currently on Schedule B, the Eligible Employee shall be referred to as a Schedule A Participant. The Participant lists of Schedule A Participants, Schedule B Participants and Schedule C Participants shall be maintained by the Senior Vice President and Chief Human Resources Officer and Chief Diversity Officer. Effective January 1, 2023, the Chair of the Board, President and Chief Executive Officer shall be the only Schedule B Participant.

3.3
Release of Claims. Notwithstanding anything in the Plan to the contrary, payment of any benefits under the Plan is expressly contingent upon the Participant’s execution and delivery to the Company, of a written agreement provided by the Company, wherein the Participant releases and discharges the Company and each of its Affiliates of any and all claims against the Company and its Affiliates related in any way to the Participant’s employment with an Employer and the termination of such employment.

3.4
Committee Discretion. The Committee shall have the sole discretion to determine eligibility for benefits under the Plan.

ARTICLE IV

SEVERANCE BENEFITS IN GENERAL

4.1
Eligible Terminations. Any of the following situations described in paragraphs (a) through (d) below shall be treated as eligible terminations for purposes of benefits under Article IV of the Plan, provided that the termination is not an ineligible termination under Section 4.2 and provided further that, in order for a termination to be treated as an eligible termination of employment under the Plan, the termination must constitute a Separation from Service.

(a)
If an Eligible Employee’s employment is involuntarily terminated by an Employer for any reason, subject to (c) below, other than (i) Cause, (ii) Performance Reasons, (iii) misconduct or (iv) violation of Company policy (as designated by the Company), the Participant shall be eligible for the benefits described in this Article IV.
(b)
If an Eligible Employee terminates employment for Good Reason other than in connection with a change in employment on account of Performance Reasons, the Participant shall be eligible for the benefits described in this Article IV.

(c)
An Eligible Employee shall be eligible for the benefits described in this Article IV if they terminate employment as a result of having been notified in writing of a termination of employment or the Eligible Employee’s position is no longer an officer position, initiated by the Employer (in its sole discretion) where all of the following apply:

(i)
The Employer states in the termination notification that it has eliminated the Eligible Employee’s position;
(ii)
Such position elimination results in:
•
No available position being offered to the Eligible Employee within the Company or its Affiliates (collectively, “PSEG Group”); or
•
The only available position(s) being offered to the Eligible Employee within the PSEG Group (1) would reduce the Eligible Employee’s base salary and/or target bonus percentage opportunity; and/or (2) would require the Eligible Employee to be assigned a new Primary Work Location which increases the Eligible Employee’s one-way commuting distance by more than 50 miles;
(iii)
They remain employed through the last day of work designated by the Employer unless an earlier last day of work is approved in writing by the Employer;
(iv)
They do not accept a position in the PSEG Group prior to receiving payment under the Plan; and
(v)
They are not terminated by the Employer, in its sole discretion, for Cause, or even to the extent not comprising Cause, Performance Reasons, misconduct or violation of Company policy (as designated by the Company), prior to their designated last day of work.

(d)
Even if not eligible for benefits under paragraphs (a) – (c) above, an Eligible Employee shall be eligible for benefits described in this Article IV if all of the following apply:

(i)
They have been notified in writing by the Employer (in its sole discretion) that they have been invited to participate in a voluntary EIP approved in writing by the Senior Vice President of Human Resources, Chief Human Resources Officer & Chief Diversity Officer in accordance with applicable corporate governance practices;

(ii)
They make an irrevocable election to participate in the voluntary EIP during the election window designated by the Employer;
(iii)
They are notified in writing that they have been selected for termination by the Employer pursuant to the voluntary EIP;
(iv)
They remain employed through the last day of work designated by the Employer unless an earlier last day of work is approved in writing by the Employer;
(v)
They do not accept a position in the PSEG Group prior to receiving payment under the Plan; and
(vi)
They are not terminated by the Employer, in its sole discretion, for Cause, or, even to the extent not comprising Cause, Performance Reasons,

misconduct or violation of Company policy (as designated by the Company), prior to their designated last day of work.

4.2
Ineligible Terminations.

(a)
For the avoidance of any doubt, an otherwise Eligible Employee shall not be eligible for benefits under the Plan if:

(i)
They are involuntarily terminated for Cause, or, even to the extent not comprising Cause, Performance Reasons, misconduct, or violation of Company policy (as designated by the Company);
(ii)
Termination of employment is the result of the Eligible Employee’s death or Disability;
(iii)
They voluntarily terminate employment, except as otherwise provided in connection with a voluntary EIP described in Section 4.1(d);
(iv)
If a Participant experiences a cessation of employment in connection with a reduction in force or an Employer reorganization (as determined by the Committee) where the only position offered to the Participant within the Company and Affiliates would require the Participant to increase their one-way commuting distance by less than 50 miles, the Participant shall not be eligible for benefits described in this Article IV;
(v)
They voluntarily terminate or cease working prior to the agreed last day of work, without prior written approval from the Employer;
(vi)
They enter into a VSA with an Employer; or
(vii)
The cessation of employment is:
(A)
In connection with the sale of the Eligible Employee’s Employer, line or unit of business of the Employer within which their position is located, business function of the Employer within which their position is located, or the assets related to the Employer, line or unit or business, or business function within which their position is located; and
(B)
The Eligible Employee is offered employment with the purchaser within 90 days of the closing of the transaction in a position that has an annual rate of base salary that is at least 80 percent of the Eligible Employee’s annual rate of base salary immediately prior to the closing of the sale.

(b)
Other situations in which an Employee’s employment shall not be treated as a termination from employment by the Employer, and therefore, they are not eligible for benefits under Section IV of the Plan, include, except to the extent they may constitute Good Reason:
(i)
Acceptance of, or a transfer to, another position within the PSEG Group;
(ii)
Reductions in compensation and/or target bonus percentage opportunity associated with an Employee’s current position;
(iii)
Change of work location category (e.g., between hybrid fixed, hybrid flexible, or onsite); and

(iv)
Change in the required frequency of working onsite (e.g., PSEG locations including field location) or in-person interfacing with colleagues, clients, or customers (e.g., an Employee who was required to come into the office only on occasion and then must report onsite five days a week).

4.3
Cash payment. The Company shall pay to the Participant a lump sum, in cash, the sum of (a) and (b):

(a)
The Participant’s base salary through the Date of Termination to the extent not theretofore paid (hereinafter referred to as the “Accrued Obligations”); and

(b)
An amount equal to the product of 1.0 times (0.5 times if the Participant were employed less than one year) the sum of the Participant’s Annual Base Salary and Target Bonus. Notwithstanding the foregoing, effective September 1, 2022, the President and CEO (and effective January 1, 2023, the Chair of the Board, President and CEO) will receive 2.0 times the sum of the Participant’s Annual Base Salary and Target Bonus.

4.4
Long-Term Incentive Awards. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

4.5
Annual Incentive Awards. The Participant shall receive a prorated annual incentive award pursuant to the performance incentive program, if applicable, for the calendar year in which the Participant’s Termination of Employment occurs. The award shall be calculated based solely on 100 percent of the target incentive award and prorated based on the number of calendar days of employment in the calendar year in which the Participant’s termination occurs through the Participant’s Date of Termination. For purposes of this Section 4.5, calendar year shall mean 365 days.

Annual incentive awards with respect to the calendar year in which a Participant’s Date of Termination occurs will be paid at the same time the cash payment in Section

4.3 is made to the Participant.

4.6
Outplacement Services. Outplacement services approved by the Committee, which may include individual or group counseling and administrative assistance or workshops, shall be available beginning on the Participant’s Date of Termination or such earlier date designated by the Participant’s business unit leadership. Outplacement services shall continue to be available for the period up to 12 months and up to a maximum Company cost of $25,000.

4.7
Educational Assistance. Educational assistance shall be provided in accordance with the Employer’s tuition program.

4.8
Health Care Benefits.

(a) Health for Selectline Participants.

(i)
A Selectline Participant who has satisfied the eligibility requirements for medical/dental coverage under the Retiree Medical Plan/Retiree Dental Plan on the Date of Termination and is not Medicare eligible, shall be eligible to elect coverage thereunder in accordance with the terms of the Retiree Medical Plan/Retiree Dental Plan.
(ii)
If a Selectline Participant does not immediately elect coverage under the Retiree Medical Plan/Retiree Dental Plan, and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall pay the same portion of the cost of medical and/or dental coverage that it paid immediately prior to the Selectline Participant’s Date of Termination for active employees during the one-year period following the Selectline Participant’s Date of Termination. During the one-year period, the Participant shall pay the difference between the total cost of medical and/or dental coverage and the Employer’s portion of the cost. After the expiration of the one-year period, the Selectline Participant shall be charged the COBRA rate for medical and/or dental coverage for the remainder of the COBRA period. If the Participant does not timely elect COBRA medical and/or dental coverage, the Participant shall not be entitled to the benefit under this Subsection (iii). During the entire COBRA period, the Selectline Participant shall be responsible for the full cost of COBRA vision and hearing coverage, as applicable. If a Selectline Participant timely elects COBRA continuation coverage in lieu of coverage under the Retiree Medical Plan/ Retiree Dental Plan, they may, upon the expiration of COBRA continuation coverage, elect medical coverage under the Retiree Medical Plan/ Retiree Dental Plan provided that they meet the eligibility for such coverage at time of termination.
(iii)
Health Coverage for Benefits 2000 Participants. If a Benefits 2000

Participant who is not eligible for, or does not elect, coverage under the Retiree Plan/Retiree Dental Plan, timely elects COBRA continuation medical and/or dental coverage, the Employer shall pay the same portion of the cost of medical and/or dental coverage that it paid immediately prior to the Participant’s Date of Termination for active employees during the one-year period following the Participant’s Date of Termination. During the one-year period, the Participant shall pay the difference between the total cost of medical and/or dental coverage and the Employer’s portion of the cost. After the expiration of the one-year period, the Benefits 2000 Participant shall be charged the COBRA rate for medical and/or dental coverage for the remainder of the COBRA period. If the Participant does not timely elect COBRA medical and/or dental coverage, the Participant shall not be entitled to the benefit under this Subsection (b). During the entire COBRA period, the Benefits 2000 Participant shall be responsible for the full cost of COBRA vision. If a

Benefits 2000 Participant is a participant in the Public Service

Enterprise Group Incorporated Postretirement Supplemental Health

Benefits Plan, they shall vest in Company contributions upon termination from employment. If a Benefits 2000 Participant timely elects COBRA continuation coverage in lieu of coverage under the

Retiree Medical Plan/ Retiree Dental Plan, they may, upon the expiration of COBRA continuation coverage, elect medical coverage under the Retiree Medical Plan/ Retiree Dental Plan provided that they meet the eligibility for such coverage at time of termination.

4.9
Other Benefits. A Participant shall not be entitled to any severance, separation or early retirement incentive pay or benefits other than as provided hereunder or under any qualified or nonqualified retirement plan or deferred compensation arrangement maintained by the Employer. Except as provided in the foregoing sentence, a Participant’s rights under any other employee benefit plans maintained by the Company or an Affiliate shall be determined in accordance with the provisions of such plans, including the Company’s right to amend or terminate such plans at any time.

ARTICLE V

SEVERANCE BENEFITS AFTER A CHANGE IN CONTROL

5.1
Eligible Terminations After a Change in Control. If, within two years following the occurrence of a Change in Control, either (a) an Employer shall terminate a Participant’s employment for any reason other than for Cause, or (b) a Participant shall voluntarily terminate employment for Good Reason, the Participant shall be eligible for benefits described in this Article V of the Plan. Notwithstanding anything in the Plan to the contrary, a Participant shall not be entitled to benefits under the Plan if termination from employment is the result of death, Disability or the Participant voluntarily terminates employment, except for Good Reason and except as otherwise provided under the Plan.

If a Participant enters into a VSA with an Employer, such Participant shall not be eligible for benefits under the Plan.

5.2
Cash Payment. The Company shall pay to the Participant, in a lump sum in cash, the aggregate of the amounts in (a) and (b) below:

(a)
The sum of:
(i)
The Participant’s base salary through the Date of Termination; and
(ii)
The product of (x) the Participant’s Target Bonus and (y) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365;

in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”); and

(b)
Either (i), (ii) or (iii):
(i)
In the case of a Schedule A Participant, the amount equal to the product of two times the sum of the Schedule A Participant’s Annual Base Salary and Target Bonus;
(ii)
In the case of a Schedule B Participant, the amount equal to the product of three times the sum of the Schedule B Participant’s Annual Base Salary and Target Bonus; or
(iii)
In the case of a Schedule C Participant, the amount equal to the product of one and one-half times the sum of the Schedule C Participant’s Annual Base Salary and Target Bonus.

5.3
Long Term Incentive Awards. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

5.4
Health Care and Other Welfare Benefits. The Company shall pay the cost of the continued coverage of the Participant and/or the Participant’s family under the Company’s medical and dental employee benefit plans for 18 months after the Date of Termination provided that the Participant timely makes an election to continue such coverage in the Company’s medical and dental employee benefit plans under COBRA, subject to the requirements and limitations thereof. Unless otherwise limited by applicable law, thereafter, the Company shall pay the cost of the continued coverage of the Participant and/or the Participant’s family under the Company’s medical and dental employee benefit plans for an additional period of six months, in the case of a Schedule A Participant, or 18 months, in the case of a Schedule B Participant (for a Schedule C Participant, no additional period beyond the initial 18 months); provided however, that if the Participant becomes re-employed with another employer and is eligible to receive medical or dental benefits under another employer provided plan, the medical and dental benefits provided by the Company under this Plan shall be secondary to those provided under such other plan during the applicable period of eligibility. If the Participant does not timely elect COBRA coverage, the Participant shall not be entitled to the COBRA continuation benefit under this Section 5.4 of the Plan.

Unless otherwise limited by applicable law or by a third-party vendor contract, for two years after the Date of Termination in the case of a Schedule A Participant, three years after the Date of Termination in the case of a Schedule B Participant, or in the case of a Schedule C Participant, eighteen months after the Date of Termination (or for any Participant such longer period as may be provided by the terms of the appropriate plan, program, practice or policy), the Company shall continue benefits (other than medical and dental benefits) to the Participant and/or the Participant’s family at least equal to those which would have been provided to them in accordance with the welfare plans, programs, practices and policies maintained by the Company if the Participant’s employment had not been terminated or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Employer and their families.

Unless otherwise limited by applicable law or by a third-party vendor contract, the Participant’s eligibility (but not the time of commencement of such benefits) for retiree benefits pursuant to the welfare plans, programs, practices and policies maintained by the Company shall be determined as if the Participant had (A) remained employed until two years (in the case of a Schedule A Participant), three years (in the case of a Schedule B Participant), or eighteen months (in the case of a Schedule C Participant) after the Date of Termination, and (B) retired on the last day of such period.

5.5
Nonqualified Pension Benefit. If the Participant is actively participating in a component of the Pension Plan, such Participant shall be paid, in a lump sum payment in cash, an amount equal to the excess of (a) – (b). If the Participant is not actively participating in a component of the Pension Plan and elected the Core Contribution / 401(k) Program, such Participant shall be paid, in a lump sum payment in cash, an amount equal to the excess of (c) – (d).

(a)
The actuarial equivalent of the benefit under the applicable component of the Pension Plan (utilizing the rate used to determine lump sums and, to the extent applicable, other actuarial assumptions no less favorable to the Participant than those in effect under the applicable component of the Pension Plan immediately prior to the Effective Date), any benefit under the Nonqualified Plan and, to the extent applicable, any other defined benefit retirement arrangement between the Participant and the Company (“Other Pension Benefits”) which the Participant would receive if the Participant’s employment continued for two, three or one and one-half additional years (for Schedule A Participants, Schedule B and Schedule C Participants,

respectively) beyond the Date of Termination and, assuming that the Participant’s compensation for such deemed additional period was the Participant’s Annual Base Salary as in effect immediately prior to the Date of Termination and assuming a bonus in each year during such deemed additional period equal to the Target Bonus,

(b)
The actuarial equivalent of the Participant’s actual benefit (paid or payable), if any, under the applicable component of the Pension Plan, the Nonqualified Plan and Other Pension Benefits as of the Date of Termination (utilizing the rate used to determine lump sums and, to the extent applicable, other actuarial assumptions no less favorable to the Participant than those in effect under the applicable component of the Pension Plan immediately prior to the effective date of the Change in Control).

(c)
The amount of Core Contributions that under the Thrift Plan), any benefit under the Nonqualified Plan and Other Pension Benefits which the Participant would receive if the Participant’s employment continued for two, three or one and one-half additional years (for Schedule A Participants, Schedule B and Schedule C Participants, respectively) beyond the Date of Termination and, assuming that the Participant’s compensation for such deemed additional period was the Participant’s Annual Base Salary as in effect immediately prior to the Date of Termination and assuming a bonus in each year during such deemed additional period equal to the Target Bonus,

(d)
The Participant’s actual Core Contribution benefit (paid or payable), if any, under the Thrift Plan, the Deferred Compensation Plan for Certain Employees of Public Service Enterprise Group Incorporated and its Affiliates and Other Pension Benefits as of the Date of Termination.

5.6
Deferred Compensation. Any compensation previously deferred (other than pursuant to a tax-qualified plan) by or on behalf of the Participant (together with any accrued interest or earnings thereon), whether or not then vested, shall become vested on the Date of Termination and shall be paid in accordance with the terms of the applicable deferred compensation plan, policy or practice under which it was deferred to the extent permitted by Section 409A of the Code.

5.7
Outplacement Services. The Company shall, at its sole expense as incurred, provide the Participant with outplacement services suitable to the Participant’s position for a period not to exceed one year following the Date of Termination with a nationally recognized outplacement firm and up to a maximum Company cost of $25,000.

5.8
Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is entitled to receive under any plan, program, policy, practice, contract or agreement of the Company (or other Employer), including earned but unpaid stock and similar compensation, but excluding medical or dental benefits if the Participant is eligible for such benefits to be provided by a subsequent employer, and benefits payable under any severance plan or policy.

5.9
Termination By Employer For Cause or By Participant Other Than For Good Reason. If, at any time after a Change in Control, either (a) an Employer shall terminate a participant’s employment for Cause or (b) the Participant shall voluntarily terminate employment other than for Good Reason, the Employer shall have no further payment obligations to the Participant other than for the Participant’s base salary through the Date of Termination. In such case, all such amounts shall be paid to the Participant in a lump sum in accordance with Section 6.1 of the Plan.

5.10
Death. If a Participant’s employment terminates by reason of the Participant’s death after a Change in Control, all Accrued Obligations as of the time of death shall be paid to the Participant’s estate or beneficiary, as applicable, in a lump sum in cash in accordance with Section 6.1 of the Plan. The Participant’s estate or beneficiary shall be entitled to any Other Benefits in accordance with their terms. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

5.11
Disability. If a Participant’s employment is terminated by reason of Disability after a Change in Control, all Accrued Obligations shall be paid to the Participant in a lump sum in cash in accordance with Section 6.1 of the Plan. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

5.12
Retirement. If a Participant’s employment terminates as a result of Retirement after a Change in Control, the Participant shall be paid the Accrued Obligations in a lump sum in cash in accordance with Section 6.1 of the Plan and the Participant shall be entitled to any Other Benefits in accordance with their terms. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

ARTICLE VI

TIMING OF, LIMITATIONS ON AND ADJUSTMENTS TO PLAN PAYMENTS

6.1
Time of Payments. Payments under the Plan shall be made to the Participant as follows:

(a)
With respect to benefits, except those under Sections 4.4 and 5.10 of the Plan, payment to a Participant who is not a Specified Employee shall be made within the 60-day period following receipt of the executed waiver and release, but no later than 90 days following the Participant’s Date of Termination. However, if the period to consider and revoke the written agreement required to receive the benefits described in Articles IV and V of the Plan (i.e., the waiver and release) spans two taxable years, in all events the payments will be made in the second taxable year within 30 days following the later of the end of the first taxable year or the date the executed release is received by the Company.

(b)
With respect to benefits under Section 5.10 of the Plan, payment shall be made within the 60-day period following the Participant’s date of the Participant’s death.

(c)
With respect to benefits under Section 4.4 of the Plan, payments shall be made to the Participant at the same time the payments are made to active employees.

(d)
Notwithstanding anything to the contrary in the Plan, to the extent necessary to comply with Section 409A of the Code, payments to a Participant who is a Specified Employee shall be made within the 60-day period following the six- month anniversary of the Participant’s Date of Termination (other than by reason of death).

(e)
All payments under the Plan that are reimbursements of covered expenses incurred by the Participant shall be made within the taxable year in which the expense is incurred.

6.2
Payment Offsets. Notwithstanding anything in the Plan to the contrary, in the event a Participant is entitled to receive severance payments both under this Plan and under the terms of either (a) an individual change of control or employment agreement, (b) another severance pay plan or policy of an Employer or (c) any existing or future law or regulation, the benefits payable under this Plan shall be reduced by the amount of any severance benefits such Participant is entitled to receive under such individual agreement, plan, policy, law or regulation.

6.3
Cap on Excess Parachute Payments; Gross-Up Payments. Notwithstanding anything in the Plan to the contrary, if (i) a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code) and (ii) the severance benefits provided under Articles IV or V, as applicable, together with any other payments the Participant has the right to receive from an Employer, would constitute a “parachute payment” (as defined in Section 280G(b) of the Code) (“Parachute Payments”) and but for the language in subsection (a) of this Section 6.3, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the following provisions shall apply:

(a)
The severance benefits payable under Articles IV or V together with any other Parachute Payments that the Participant has a right to receive from the Employer, shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such benefit or other payment provided to the Participant, as so reduced, constitutes an “excess parachute payment” (as defined in Section 280G(b) of the Code); provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate benefits payable to the

Participant, determined on an after-tax basis (taking into account the Excise Tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes, as computed at the highest marginal rate).

(b)
The determination of whether any reduction on the severance benefits payable under Articles IV or V pursuant to Section 6.3(a) is necessary shall be made by the Company’s independent auditor or such other certified public accounting firm as may be jointly designated by the Participant and the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to the Participant and the Company. The determinations of the Accounting Firm shall be conclusive and binding on the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The fact that the Participant’s right to severance benefits may be reduced by reason of the limitations contained in Section 6.3(a) shall not of itself limit or otherwise affect any other rights of the Participant under this Plan. In the event that any severance benefit intended to be provided under this Plan is required to be reduced pursuant to Section 6.3(a), then the reduction will be made in accordance with Section 409A of the Code. Any such reductions shall be made from severance benefit payments described in Article IV or V of the Plan, as applicable.

(c)
If through error or otherwise, a Participant shall receive payments under the Plan, together with other Parachute Payments the Participant has the right to receive from an Employer, in excess of the amount calculated pursuant to subsection (a) of this section 6.4, the Participant shall immediately repay the excess amount to the Employer upon notification from the Employer that an overpayment has been made. If the Participant fails to repay the excess to the Employer within 10 business days of the date of the Employer’s notification, the Participant will become liable to the Employer for an amount equal to two (2) times the excess amount.

6.4
Compliance with Section 409A of the Code. The benefits provided under the Plan are intended to comply with the severance exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii) or another exemption from Section 409A of the Code, and the Plan provisions shall be so construed, or else shall be construed to comply with Section 409A of the Code. In the event that benefits under the Plan are subject to Section 409A of the Code, and benefits are payable upon Separation from Service to a Specified Employee, benefits shall be delayed for six months to the extent necessary to comply with Section 409A of the Code. To the extent required to comply with Section 409A of the Code, the Company may modify the severance benefits payable hereunder.

6.5
Tax Withholding. Notwithstanding any other provision of this Plan, the Company may withhold from any amounts payable under this Plan such Federal, state, local, employment or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

ARTICLE VII

RESTRICTIVE COVENANTS

7.1
Confidentiality. As a condition to participation in the Plan, each Participant agrees to hold in a fiduciary capacity for the benefit of the Company and its Affiliates all Confidential Information which shall have been obtained by the Participant during the Participant’s employment by the Employer; except, however, that this Section 7.1 shall not apply to Confidential Information that is or becomes public knowledge, unless such Confidential Information became or becomes public knowledge due to acts of the Participant or representatives of the Participant in violation of this Section 7.1. Upon termination of the Participant’s employment, the Participant shall return to the Company all Confidential Information in their possession. After termination of the Participant’s employment with the Employer, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it, except (a) otherwise publicly available information, (b) as may be necessary to enforce the Participant’s rights under the Plan or as necessary for the Participant to defend against a claim asserted directly or indirectly by the Company or its Affiliates, or (c) as may be compelled by service of a valid subpoena or other legal process (if the Participant is served with a valid subpoena or other legal process, the Participant must so notify the Company within three business days). Furthermore, nothing contained in this Plan prevents a Participant from disclosing without notice to the Company any perceived violation of law to any Federal, state, or local governmental agency or entity including, but not limited to, the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of any law.

Finally, nothing in this Plan prevents a Participant – nor should a Participant be held civilly or criminally liable under any law – if the Participant discloses a trade secret: (a) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or otherwise in confidence; (c) to the Participant’s attorney in connection with a lawsuit or arbitration alleging retaliation by an employer for reporting a suspected violation of law; or (d) in connection with a lawsuit or arbitration described in the immediately preceding subparagraph (c), provided the Participant: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to a court order or an arbitrator’s order.

Unless and until a determination has been made in accordance with Section 7.4 that the Participant has violated this Section 7.1, an asserted violation of the provisions of this Section 7.1 shall not constitute a basis for deferring or withholding any amounts otherwise payable to the Participant under the Plan.

7.2
Non-Compete. As a condition to participation in the Plan, each Participant agrees that in the event the Participant voluntarily terminates employment other than for Good Reason, for the period of one year from Date of Termination, the Participant will not, without the written consent of the Company, directly or indirectly own, manage, operate, join, control, become employed by, consult to or participate in the ownership, management, or control of any business which is in direct competition with the Company or its Affiliates. This Section 7.2 shall not apply to the extent that non-compete agreements are restricted or prohibited by applicable state law.

7.3
Non-Solicitation. As a condition to participation in the Plan, each Participant agrees that, in the event the Participant voluntarily terminates employment other than for Good Reason, for the period of one year following the Date of Termination, the Participant will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring by any employer other than the Company or its Affiliates, for any position as an employee, independent contractor, consultant or otherwise, any person who was a managerial or higher level employee of an Employer at any time during the term of the Participant’s employment by the Employer; provided, however, that this provision shall not apply with respect to the solicitation of any person after six months from the date on which such person’s employment by an Employer has terminated.

7.4
Enforcement. In the event of a breach by the Participant of any of the covenants set forth in this Article VII, it is agreed that the Company shall suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, the Company shall be entitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such covenants by the Participant. In the event that the Company should initiate any legal action for the breach or enforcement of any of the provisions contained in this Article VII and the Company does not prevail in such action, the Company shall promptly reimburse the Participant the full amount of any court costs, filing fees, attorney’s fees which the Participant incurs in defending such action, and any loss of income during the period of such litigation.

Nothing in this Plan prohibits the Participant from reporting possible violations of Federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of Federal law or regulation. The Participant does not need the prior authorization of the Law Department to make any such reports or disclosures, and is not required to notify the Company that such reports or disclosures have been made.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1
Amendment. The Company may amend this Plan at any time, and from time to time, by action of the Committee; provided, however, that no amendment adopted after the effective date of a Change in Control shall have the effect of either (a) removing an individual from the list of Participants, (b) adding conditions for participation or the entitlement to receive benefits hereunder, (c) reducing the amount of benefits payable to a Participant, or (d) otherwise restricting a Participant’s right to receive benefits under the Plan, except as may otherwise be required to conform such payments to the requirements of Section 409A of the Code. The Committee delegates to the Senior Vice President of Human Resources, Chief Human Resources Officer & Chief Diversity Officer the authority to approve administrative amendments to the Plan.

8.2
Termination. The Committee may terminate the Plan at any time prior to a Change in Control. The Plan may not be terminated after the effective date of a Change in Control.

ARTICLE IX

ADMINISTRATION

9.1
Plan Administrator. The Plan shall be administered by the Committee, which shall have the duties and responsibilities for administering the Plan as are specifically set forth in this Article IX.

9.2
Responsibilities of Committee.

(a)
The Committee shall have responsibility for the day-to-day administration of the Plan. In addition, the Committee shall have the specific powers, duties, responsibilities and obligations specifically provided for herein.

(b)
Subject to the express provisions of the Plan, the Committee shall have full and exclusive authority to interpret the Plan and to make all other factual determinations deemed necessary or advisable in the implementation and administration of the Plan, including but not limited to determinations with respect to the eligibility of Participants to receive benefits under the Plan and the status and rights of such Participants and all other persons affected hereunder. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons.

(c)
The Committee shall have sole authority to adopt rules and regulations, which shall be administered by the Committee. In addition, the Committee shall have the discretionary authority to issue rulings and interpretations concerning the Plan and all matters arising thereunder, on a uniform and nondiscriminatory basis, provided the same shall not be contrary to or inconsistent with any provision of the Plan.

(d)
As a condition of distributing any benefit under the Plan, the Committee may prescribe the use of such forms and require the furnishing of such information as the Committee may deem appropriate for administering the Plan.

9.3
Allocation or Delegation of Duties and Responsibilities. In furtherance of its duties and responsibilities under the Plan, the Committee may:

(a)
Employ agents to carry out non-fiduciary responsibilities;
(b)
Employ agents to carry out fiduciary responsibilities;
(c)
Consult with counsel, who may be counsel to the Company; and
(d)
Delegate any of its duties and responsibilities hereunder to such officer or officers of the Company as the Committee shall designate; except, however, that the Committee may not delegate to any other person the designation of Eligible Employees under Section 3.1 or the authority to consider and determine appeals of alleged adverse benefit determinations.

The Committee delegates to the Chief Executive Officer of the Company the responsibility and authority to interpret the terms of the Plan, including the benefits payable thereunder. Furthermore, the Committee delegates to the Senior Vice President of Human Resources, Chief Human Resources Officer & Chief Diversity Officer of the Company the authority to enter into a VSA with a Participant in lieu of providing benefits under the Plan.

9.4
Expenses. Unless otherwise agreed to by the Company, no person acting as a fiduciary hereunder (who is an employee of an Employer) shall receive any compensation for services as such. Expenses incurred by fiduciaries in connection with the administration of the Plan shall be paid by the Company.

9.5
Indemnification of Plan Administrator. The Company shall indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person’s testator or intestate, was a member of the Committee, or a delegate of the Committee, acting in the capacity of Plan administrator.

9.6
Reliance Upon Others. The Committee, any person to whom it may delegate such of its duties and powers as provided herein, and the officers and directors of the Company shall be entitled to rely conclusively upon and shall be fully protected in any action taken by them in good faith in reliance upon any tables, valuations, certificates, opinions, reports or other advice furnished to them by any duly appointed actuary, accountant, legal counsel (who may be counsel for the Company) or other specialist.

9.7
Notification. All notices, reports and statements in connection with the Plan that are given, made, delivered or transmitted to a Participant shall be deemed duly given, made, delivered, or transmitted when mailed, by such schedule as the sender may deem appropriate, with postage prepaid and addressed to the Participant at the address last appearing on the records of the Employer with respect to this Plan. All notices, direct actions or other communications given, made, delivered or transmitted by a Participant to an Employer or Committee shall not be deemed to have been duly given, made, delivered, transmitted or received unless and until actually received by the Employer or Committee.

9.8
Multiple Capacities. A person may serve in more than one fiduciary capacity with respect to the Plan.

ARTICLE X

CLAIMS PROCEDURE

10.1
Submission of Claims. The initial claim by any Participant for benefits under this Plan shall be submitted in writing to the Committee (or its delegate) within 60 days after the occurrence of the termination of employment that the Participant claims to have triggered entitlement to Plan benefits.

10.2
Computation and Review of Claims. All benefits shall be computed by the Committee or its delegate. All claims shall be approved or denied by the Committee (or its delegate) as soon as practicable, but in no event later than 90 days after application by the Participant. The Committee may take an additional 90 days to review the claim, provided that the Participant is notified in writing within the initial 90-day period.

(a)
Initial Denial of Claim - Any denial of a claim shall include:
(i)
Reason or reasons for the denial;
(ii)
Reference to pertinent Plan provisions on which the denial is based;
(iii)
Description of any additional material or information necessary for the Participant to perfect the claim together with an explanation of why the material or information is necessary; and
(iv)
Explanation of the Plan’s claim review procedure, described below.
(b)
Review of a Denied Claim - A Participant shall have a reasonable opportunity to appeal a denied claim to the Committee (or its delegate) for a full and fair review. The Participant or a duly authorized representative shall have 60 days after receipt of written notification of the denial of claim in which to file an appeal with the Committee. The request for review shall be in writing and the Participant or a duly authorized representative shall submit written comments, documents, records and other information relating to the appeal. The Participant or a duly authorized representative may review, free of charge, pertinent Plan documents, records and other information relevant to the appeal.

(c)
Committee Review - The Committee’s (or its delegate’s) review shall take into account all comments, documents, records and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
Written Decision - The Committee (or its delegate) shall issue a decision on the reviewed claim promptly but no later than 60 days after receipt of the review. The Committee may take an additional 60 days to review the claim, provided that the Participant is notified in writing within the initial 60-day period. The Committee’s decision shall be in writing and shall include:

(i)
Reasons for the decision;
(ii)
References to the Plan provisions on which the decision is based;
(iii)
Statement that the Participant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and
(iv)
Statement that the Participant is entitled to bring a civil suit under Section 502(a) of ERISA.

(e)
Binding Effect - The Committee’s (or its delegate’s) decision shall be final and binding on the Participant and the Employer.

ARTICLE XI

GENERAL PROVISIONS

11.1
Construction. This Plan shall be construed and enforced in accordance with and governed by the internal substantive laws (and not the laws relating to conflict of laws or choice of laws) of the State of New Jersey, except to the extent that such laws are preempted by Federal law.

11.2
Unfunded Plan. The obligations of the Company under this Plan are not required to be funded in advance. Nothing contained in this Plan shall give an Eligible Employee or Participant any right, title or interest in any property of the Company or any of its Affiliates.

11.3
No Right to Continued Employment. Nothing contained herein shall be deemed to give any Eligible Employee or Participant the right to be retained in the employment of an Employer or to limit the rights of any Employer to discharge any Eligible Employee or Participant at any time, with or without notice and with or without Cause.

11.4
Partial Invalidity. The invalidity or unenforceability of any term or provision, or any clause, or portion thereof, of this Plan shall in no way impair or affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

11.5
Successors and Assigns.
(a)
This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)
In no event shall a Participant assign their interests under the Plan to any other person without the prior written consent of the Committee.

11.6
Waivers. Failure to strictly comply with any term, condition or requirement set forth in the Plan shall not be deemed a waiver of such term, condition or requirement, nor shall any waiver of any such term, condition or requirement at any one time or times be deemed to result in a waiver of such term, condition or requirement at any other time or times.

11.7
Gender and Number. The singular shall include the plural, unless indicated otherwise by the context.

11.8
Headings. The headings of the Plan are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

/s/ Sheila J. Rostiac December, 21, 2025

Sheila J. Rostiac Date